EXHIBIT 4.4

P&F INDUSTRIES, INC.

AMENDMENT NO. 2 AND WAIVER
TO
CREDIT AGREEMENT

THIS AMENDMENT NO. 2 AND WAIVER TO CREDIT AGREEMENT,   is entered into as of December 27, 2005 (the “Amendment and Waiver”), by and among P&F INDUSTRIES, INC., a Delaware corporation (“P&F”), FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation (“Florida Pneumatic”), EMBASSY INDUSTRIES, INC., a New York corporation (“Embassy”), GREEN MANUFACTURING, INC., a Delaware corporation (“Green”), COUNTRYWIDE HARDWARE, INC., a Delaware corporation (“Countrywide”), NATIONWIDE INDUSTRIES, INC., a Florida corporation (“Nationwide”) and WOODMARK INTERNATIONAL, L.P. (“Woodmark”; and collectively with P&F, Florida Pneumatic, Embassy, Green, Countrywide and Nationwide, the “Co-Borrowers”), CITIBANK, N.A. and HSBC BANK USA, NATIONAL ASSOCIATION (formerly known as HSBC Bank USA) (collectively, the “Lenders”) and CITIBANK, N.A., as Administrative Agent for the Lenders.

BACKGROUND

The Co-Borrowers, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of June 30, 2004 (as same has been and may be further amended, restated, supplemented or modified, from time to time, the “Credit Agreement”), pursuant to which the Lenders provide the Co-Borrowers with certain financial accommodations.

The Co-Borrowers have requested, and the Administrative Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment and Waiver, to amend and waive certain provisions of the Credit Agreement as herein set forth. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

Accordingly, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.

Amendments to Credit Agreement.

Section 1.1.   The first sentence of Section 3.02 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“The proceeds of the Revolving Credit Loans shall be used by the Co-Borrowers for general corporate purposes, to finance ongoing working capital requirements, to refinance a portion of the Existing Indebtedness and to finance a capital contribution by P&F or Countrywide to Pacific Stair Products, Inc., a Delaware corporation (“Pacific”) and a wholly-owned subsidiary of Countrywide, in order to permit the acquisition by Pacific of assets and the assumption of certain liabilities of Pacific Stair Products, a California corporation.”

Section 1.2.   The reference to the amount “$12,5000,000” on the third to last line of Section 7.06 of the Credit Agreement is hereby amended and replaced with the amount “$12,500,000”.

Section 1.3.   The table in Section 7.13(b) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

Period	Amount
December 31, 2004 through December 30, 2005	$9,500,000
December 31, 2005 through December 30, 2006	$16,500,000
December 31, 2006 through December 30, 2007	$22,000,000
December 31, 2007 and thereafter	$25,000,000

ARTICLE II.

Waiver.

Section 2.1.   The Co-Borrowers have advised the Lenders that Pacific Stair Products, Inc., a Delaware corporation (“Pacific”), intends to purchase the assets of Pacific Stair Products, a California corporation (the “Purchase”) for a Permitted Acquisition Purchase Price not to exceed $5,900,000 (the “Purchase”). The Lenders hereby waive compliance by the Co-Borrowers with the provisions in the Credit Agreement regarding Permitted Acquisitions which (a) require that only a Co-Borrower enter in a Permitted Acquisition and (b) restrict the Permitted Acquisition Purchase Price in connection with any single Permitted Acquisition to exceed $5,000,000, provided that all other requirements for a Permitted Acquisition with respect to the Purchase have been satisfied and that Pacific shall become a Co-Borrower or a Guarantor under the Credit Agreement and in connection therewith shall execute and deliver such documents as may be reasonably required by the Lenders by no later than January 23, 2006, including, without limitation, those documents described on Schedule 1 attached hereto.  In addition, the Lenders hereby waive compliance by the Co-Borrowers with Section 7.06 of the Credit Agreement which restricts the Co-Borrowers’ ability to make a Permitted Acquisition at any time that the outstanding principal balance of the Term Loan is in excess of $12,500,000. Notwithstanding anything to the contrary herein, the waivers set forth in this Section 2.1 shall apply only to the Purchase.

Section 2.2.   Co-Borrowers have advised the Lenders that P&F intends to form a new Subsidiary (“Newco”) to which P&F will transfer all of its limited partnership interest in Woodmark and subsequent to such transfer, P&F will contribute all of its ownership interest in Newco to Countrywide (the “Woodmark Transaction”). The Lenders hereby waive compliance by the Co-Borrowers with  the Credit Agreement and the other Loan Documents, including, but not limited to, Sections 6.10, 7.04 and 7.06 of the Credit Agreement, and hereby waive any event of default that would arise under the Credit Agreement, provided that evidence of the transfer of assets to Newco and all documents required by Section 6.10 shall be executed and delivered to the Administrative Agent by no later than January 23, 2006. In addition, in the event that Newco shall become a Co-Borrower (rather than a Guarantor) under the Credit Agreement, the Co-Borrowers shall further deliver to the Administrative Agent such additional documents as may be reasonably required by the Lenders to evidence such status. Notwithstanding anything to the contrary herein, the waiver set forth in this Section 2.2 shall apply only to the Woodmark Transaction.

ARTICLE III.

Conditions of Effectiveness.

This Amendment and Waiver shall become effective as of the date hereof, upon receipt by the Administrative Agent of this Amendment and Waiver, duly executed by each Co-Borrower and each Lender, and a copy of the duly executed Asset Purchase Agreement, Bill of Sale, Assignment and Assumption Agreement (if any) all in connection with the Purchase, along with lien searches with respect to Pacific Stair Products, a California corporation.

ARTICLE IV.

Representations and Warranties; Effect on Credit Agreement.

Section 3.1.   Each Co-Borrower hereby represents and warrants as follows:

a.      This Amendment and Waiver and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Co-Borrowers and are enforceable against the Co-Borrowers in accordance with their respective terms.

b.      Upon the effectiveness of this Amendment and Waiver, the Co-Borrowers hereby reaffirm all covenants, representations and warranties made in the Credit Agreement to the extent that the same are not amended hereby and each Co-Borrower agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the date hereof.

c.      No Default or Event of Default has occurred and is continuing or would exist after giving effect to this Amendment and Waiver.

d.      No Co-Borrower has any defense, counterclaim or offset with respect to the Credit Agreement.

Section 3.2.   Effect on Credit Agreement.

a.      Upon the effectiveness of this Amendment and Waiver, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

b.      Except as specifically amended herein, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

c.      Except as expressly provided  herein, the execution, delivery and effectiveness of this Amendment and Waiver shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

ARTICLE V.

Miscellaneous.

Section 4.1.   This Amendment and Waiver shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.2.   Section headings in this Amendment and Waiver are included herein for convenience of reference only and shall not constitute a part of this Amendment  and Waiver for any other purpose.

Section 4.3.   This Amendment and Waiver may be executed in one or more counterparts, each of which shall constitute an original, and all of which, taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Co-Borrowers, the Lenders and the Administrative Agent have caused this Amendment and Waiver  to be duly executed by their duly authorized officers as of the day and year first above written.

P&F INDUSTRIES, INC.
FLORIDA PNEUMATIC MANUFACTURING CORPORATION
EMBASSY INDUSTRIES, INC.
GREEN MANUFACTURING, INC.
COUNTRYWIDE HARDWARE, INC.
NATIONWIDE INDUSTRIES, INC.
WOODMARK INTERNATIONAL, L.P.
By:	Countrywide Hardware, Inc., its General Partner
By:	/s/ JOSEPH A. MOLINO, JR.
Joseph A. Molino, Jr.,
the Vice President of each of the foregoing corporations
CITIBANK, N.A.,as a Lender and as Administrative Agent
By:	/s/ STEPHEN KELLY
Name:	Stephen Kelly
Title:	Vice President
HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By:	/s/ RAYMOND FINCKEN
Name:	Raymond Fincken
Title:	Vice President